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                                                                    Exhibit 2(c)

                          AMENDMENT TO RESTATED BY-LAWS

                   BRINSON FINANCIAL SERVICES GROWTH FUND INC.

                   CERTIFICATE OF VICE PRESIDENT AND SECRETARY

         I, Amy R. Doberman, Vice President and Secretary of Brinson Financial Services Growth Fund Inc. ("Fund"), hereby certify that, at a duly convened meeting of the Board of Directors of the Fund held on February 13, 2002, the Directors adopted the following resolution:

                  RESOLVED that the Restated By-Laws dated May 13, 1998 be, and they hereby are amended to change the name of the Fund from "Brinson Financial Services Growth Fund Inc." to "UBS Financial Services Fund Inc."

                  The Article I, Section 1.01 of the Restated By-Laws is hereby amended to read as follows:

                  "The name of the Corporation is UBS Financial Services Fund Inc."

Dated: February 19, 2002




                               By:      /s/ Amy R. Doberman
                                        ------------------------------------
                                        Name:  Amy R. Doberman
                                        Title:  Vice President and Secretary

New York, New York (ss)

On this 19th day of February, before me personally appeared Amy R. Doberman, to me personally known, who, being by me duly sworn, did say that she is Vice President and Secretary of the above-referenced Trust and acknowledged that she executed the foregoing instrument as her free act and deed.

                               /s/ Victoria Drake
                               --------------------------------------------
                                           Notary Public